Exhibit 99.1

Klinger Advanced Aesthetics Names Matthew Burris CFO and COO

Norwalk, CT – April 26, 2006 – Richard Rakowski, Chairman and CEO of TrueYou.com Inc. (TUYU.PK) and its principal operating subsidiary, Klinger Advanced Aesthetics, Inc. announced today that Matthew Burris, has been named Executive Vice President, Chief Financial Officer and Chief Operating Officer of Klinger Advanced Aesthetics.

Burris, 43, replaces Susan Riley as CFO and becomes the first COO of Klinger Advanced Aesthetics. Burris recently served in senior finance and operations positions at Liz Claiborne, Inc.‘s Wholesale Non-Apparel segment. Prior to joining Liz Claiborne, Burris was CFO of several public and private manufacturing companies, including a supplier to large cosmetic companies such as L’Oreal, Revlon, and Estee Lauder. From 1985 to 1997, Burris held senior operations and financial planning positions at jewelry retailer Finlay Fine Jewelry Corporation.

Matthew Burris graduated Magna Cum Laude from Georgetown University and received his MBA from New York University, Stern School of Business.

About Klinger Advanced Aesthetics

        Klinger Advanced Aesthetics, Inc. (“Klinger”) is a business platform that offers integrated and branded appearance enhancement services, scientifically tested appearance and skin health improvement products (our Cosmedicine line) that deliver measurable results and intellectual property to support the delivery of aesthetic-related services by other service providers. Klinger brings medical aesthetics (cosmetic dermatology, cosmetic surgery and cosmetic dentistry) and non-medical aesthetics services (skin care, hair care and spa care) and related products together in an upscale environment. Klinger currently has 12 locations in top markets across the United States.

        For more information about Klinger, visit www.aai.com .